Exhibit 10.3

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”), effective as of March 31, 2011 (the “Effective Date”), is by and between Pro-Pharmaceuticals, Inc. (the “Company”) and Theodore D. Zucconi, Ph.D. (the “Employee” “You” or “Your”). For purposes of this Agreement, Company includes parent, subsidiary and affiliated entities, and the stockholders, trustees, directors, officers, agents and employees of the Company or such entities. Employee, You and/or Your includes heirs, spouse, legal representatives agents, estate, successors and assigns of the Employee.

This Agreement will serve as notice and confirm the voluntary termination of Your employment with the Company and the terms of the separation package offered to You. This Agreement shall supersede Your May 21, 2009 Employment Agreement (“Employment Agreement”), except as set forth herein. The purpose of this Agreement is to establish an amicable arrangement for ending our employment relationship, to provide You with separation benefits to assist You in transitioning to new employment, and to release each other from any claims that we may have against each other. In addition, the Company is agreeing herein to provide You with additional separation benefits which you acknowledge the Company is under no obligation to provide to You and which are in consideration for your specific release of any and all claims you may have under the Age Discrimination in Employment Act of 1967 (ADEA) and the Massachusetts Wage Act (MWA). With that understanding, You and the Company hereby agree as follows:

1.	Termination

We have mutually agreed that for purposes of this Agreement the Termination Date shall be the close of business on the Effective Date first written above. Employee confirms that he is resigning from all positions and offices that he held with the Company (and all of its subsidiaries) as of the Effective Date, and is resigning as a member of the Board of Directors. The Company and the Employee hereby agree and acknowledge that Employee is voluntarily resigning from the Company and that his termination is Without Cause as set forth in paragraph 7 of the Employee’s Employment Agreement.

2.	Payments/Benefits upon Termination

a.	On your Termination Date, You will be paid or entitled to be paid the following regardless of whether You sign this Agreement:

i.	The sum of $ 0 , which the Employee and Company hereby agree and acknowledge constitutes all salary and wages earned through Employee’s Termination Date.

ii.	The sum of $27,084.00, which the Employee and Company hereby agree and acknowledge constitutes payment in full for all unused, vacation time accrued through Employee’s Termination Date; and, if applicable, unused, accrued Personal Time Off.

iii.	All unpaid reasonable and appropriate out-of-pocket expenses incurred by You prior to the Termination Date. Any such claim for expenses must be submitted to the Company by the close of business within seven (7) days of the Termination Date.

iv.	The cost of shipping Your personal items from Massachusetts to Phoenix, Arizona not to exceed the sum of $500.00. This sum shall be reimbursed to You within seven business days of your submission of appropriate invoices/receipts therefor.

b.	Following your Termination Date, You will not be entitled to participate in any Company-provided benefit programs or practices, including, but not limited to, the following:

i.	Vacation accrual;

ii.	If applicable, Personal Time Off;

iii.	Any equity and/or stock plan or program. In addition, please be advised that all vesting in any such plan shall cease as of the Termination Date, including any options described in paragraph 3(b)(iii) of Your Employment Agreement. Please see the Company’s stock plan and your stock agreement(s) for applicable terms and conditions. You will not be subject to the provision to exercise within 90 (ninety) days of termination. An option agreement will be provided to You for all vested options within seven (7) days of the date of this agreement;

iv.	Any benefits described in paragraph 3(b) (iii) through (ix) of Your Employment Agreement, to the extent You are entitled to but have not received the benefits as of the Termination Date; and

v.	Ability to make any 401(k) contributions and entitlement to any Company matches.

c.	All amounts set forth in Section 2a.i. and 2a.ii are subject to any applicable federal, state and local deductions, withholdings, payroll and other taxes. Your existing equity grants shall continue to be governed under the Plans and granting agreements in effect as of the respective granting dates.

3.	Separation Benefits

a.

You and the Company hereby acknowledge and agree that the enhanced benefits described in this Section 3 are being provided to You by the Company specifically in consideration of Your release of any and all claims under the Age Discrimination in Employment Act of 1967 (ADEA) and the Massachusetts Wage Act (MWA). In the event You opt to revoke Your release of any or all of Your Claims under the ADEA and/or the MWA, as provided in Section 5(e) below, You agree and represent that You fully understand that You will forfeit the benefits to be provided to You as set forth in this paragraph 3; however, You acknowledge and agree that the remaining provisions of this Agreement, including the General Release of all claims in Section 4.a. below, with the exception only of any ADEA and MWA claims, will remain in force and effect.

b.

Consulting Agreement: The Company agrees to retain You as a consultant, and You agree to provide such consulting services that the Company may request, to include but not be limited to, developing the program for approval, marketing and sale of Davanat in Colombia and other South American or Latin American countries, developing business plans and manufacturing and business processes as determined by the then CEO of the Company. You will also continue to find investors to help fund the Company. Your Consulting Agreement shall commence on the eighth (8th) day following Your execution of this Agreement, provided that you do not exercise Your right of rescission/revocation prior thereto and shall continue until at least November 30, 2011. If Davanat is not approved for sale in Colombia by November 30, 2011, this consulting agreement may continue on a month-to-month basis thereafter, unless and until You are notified by the Company of its intention not to continue Your Consulting Agreement as specified below. If Davanat has been approved for sale in Colombia by November 30, 2011, this consulting agreement shall continue to the close of business on March 31, 2012 at which point it shall automatically terminate.

You will be compensated for such consulting services at a rate of $13,333.00 per month. You will report directly to the chief executive officer. You agree that You may be asked to perform such services at the Company’s Massachusetts office for up to 10 days per month, with all appropriately documented and pre-approved out-of-pocket costs including, without limitation, costs of travel paid by the Company. You will have use of the Company apartment in Waltham, Massachusetts when available during any time You are performing consulting services for the Company in Massachusetts at the Company’s request.

You will have the title of Consultant/Director of Business Development and will take direction directly from the then CEO of the Company.

The Company will provide you with appropriate support and resources to accomplish registration in Columbia if the Company continues such registration.

If, on or before October 16, 2011, the Company notifies You in writing of its intention not to continue Your consulting agreement past November 30, 2011should Davanat not be approved for sale in Colombia by November 30, 2011 and Davanat is not approved for sale in Colombia by November 30, 2011, then in that event, Your consulting agreement shall end at the close of business on November 30, 2011. Should the Company fail to so notify You, Your Consulting Agreement will continue for consecutive monthly periods unless, at least fifteen (15) calendar days prior to the commencement of any month, the Company notifies You in writing of its intention not to continue Your Consulting Agreement. In that event, Your Consulting Agreement shall end at the end of the month following the month in which notification is received by You. In any event, if approval to market Davanat in Colombia is not obtained by December 31, 2011 and Your consulting agreement has not been terminated by that date, Your Consulting Agreement shall end on that date automatically without notice.

To the extent that the Company continues to maintain insurance with respect to (i) officers’ and directors’ liability, (ii) errors and omission and/or (iii) general liability insurance, and to the extent permitted by any of such policies, You shall be covered by such insurance to the same extent as senior executives of the company as if you were employed by the Company during the term of Your Consulting Agreement. During the term of Your Consulting Agreement, you will also be covered by any indemnification rights set forth in the Articles of Organization and By-Laws of the Company to the same extent as officers of the Company are.

c.	Bonus Payment Agreement. The Company will pay you a bonus based on the actual receipts of the Company’s portion of gross revenues from sales of Davanat in Colombia or other Latin and South American countries and for licensing fees obtained from Pro-Caps or other third parties, for agreement to market Davanat in Latin and South American countries other than Colombia. The total amount of actual gross revenue from licensing fees and sales will be determined as of June 30, 2012, and You will be paid a bonus equal to 1% of the total gross sales and fees actually received by the Company on or before June 30, 2012. This bonus will be paid by July 31, 2012. You will not be entitled to any further bonus(es) on the sales of Davanat subsequent to June 30, 2012.

d.

In addition to any vested options or warrants currently held by You, on the eighth (8th) day following Your execution of this Agreement, provided that you do not exercise Your right of rescission/revocation prior thereto, the Company will issue You 300,000 options to purchase common stock, which options are not exercisable by You unless the options vest while You are still employed as a consultant for the Company under the Consulting Agreement described in Paragraph 3.b herein. The options will be issued under the Company’s 2009 Incentive Compensation Plan (or any successor option plan that may be approved by the board to replace the 2009 Incentive Compensation Plan) (the “Plan”), will have an exercise price that is the lowest permissible exercise price under the Plan for a person of your status determined as of the date the options are issued, shall have a term of 7 years from the date of grant, and shall be exercisable on a cash-basis only. The options will be subject to the following vesting schedule:

i.	100,000 options will vest upon clinical and technical approval of Davanat in Columbia and a signed contract with Pro-Caps to market and sell Davanat in Columbia.

ii.	100,000 options will vest upon clinical and technical approval of Davanat in each of a maximum of two other Latin or South American countries and a signed contract with Pro-Caps or other third party to market and sell Davanat in that country.

e.	Health Benefits: Following (and subject to the occurrence of) the Termination Date, the Company shall, at its expense not to exceed $1,000 per month, continue to reimburse you for health and dental insurance group benefits that are comparable to those provided to You and Your family as of the Termination Date until the first to occur of (i) the twenty-four (24) month anniversary of the Termination Date or (ii) the date You and Your family become eligible to receive health and dental insurance benefits under the plans of Your subsequent employer. This period will be reduced to twelve (12) months in the event You opt to revoke the Agreement under Section 5(e). You agree to immediately notify the Company upon the commencement of Your employment with a subsequent employer whereby You are eligible to receive medical/dental benefits and to provide the Company with a complete copy of the health and dental benefit coverages offered to You by Your new employer.

f.	The Company shall pay reasonable legal fees not to exceed $3,500 in the aggregate, incurred in negotiating and preparing this Agreement.

g.	Except as set forth above, all other benefits, including but not limited to Company paid disability and life insurance, shall cease as of the Termination Date. All stock options or restricted stock grants shall continue to be governed exclusively under the terms of the Plans and granting agreements under which such grants were originally made to you.

h.	Section 409A: You and the Company agree that the payment schedule for any payments described in this Section 3 may be adjusted as necessary to avoid the application of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”), provided that no such adjustment shall result in either a decrease of any benefit or payment contemplated herein, nor an increase in the cost of providing such payment or benefit. For example, if at the time of Your separation from service, You are a “specified employee,” as hereinafter defined, any and all amounts payable under this Section 3 in connection with such separation from service that constitute deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A. This Agreement will be interpreted and administered in accordance with the applicable requirements of, and exemptions from, Section 409A in a manner consistent with Treas. Reg. § 1.409A-1(c). To the extent payments and benefits are subject to Section 409A, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of (i) Section 409A(a)(2), (3) and (4), (ii) Treas. Reg. § 1.409A-1, et seq., and (iii) transitional relief under IRS Notice 2007-86, and (iv) other applicable authority issued by the Internal Revenue Service and the U.S. Department of the Treasury.

All payments set forth in this Section 3 shall be subject to any applicable federal, state and/or local deductions, withholdings, payroll and other taxes.

You will only be entitled to the payments and benefits described above and to no other payments or benefits. You acknowledge that the payments and benefits described in Section 3(a), (b) and (e) above represent valuable consideration in excess of that to which you might otherwise be entitled by reason of Your employment by and termination from employment with the Company.

4.	General Release of All Claims, Covenant Not to Sue, Indemnification, Representations and Warranties

a.	Employee’s General Release of All Claims, Covenant Not to Sue and Indemnification

In exchange for the Separation Benefits described in Section 3 above, which You agree You are not entitled to otherwise receive, You and Your representatives, agents, estate, heirs, successors and assigns (collectively “You”) voluntarily agree to release and discharge the Company and its parents, affiliates, subsidiaries, successors, assigns, plan sponsors and plan fiduciaries (and the current and former trustees, officers, directors, shareholders, employees, and agents of each of the foregoing, individually, in their capacity acting on the Company’s behalf, and in their official capacities ) (collectively “Releasees”) generally from all claims, demands, actions, suits, damages, debts, judgments and liabilities of every name and nature, whether existing or contingent, known or unknown, suspected or unsuspected, in law or in equity in connection with Your employment by and/or termination from the Company, arising on or before the Effective Date. This General Release is intended by You to be all encompassing and to act as a full and total release of any claims You may have or have had against the Releasees from the beginning of Your employment with the Company to the Effective Date of this Agreement, including but not limited to all claims in contract (whether written or oral, express or implied), tort, equity and common law; any claims for wrongful discharge, breach of contract, or breach of the obligation of good faith and fair dealing; and/or any claims under any local, state or federal constitution, statute, law, ordinance, bylaw, or regulation dealing with either employment, employment discrimination, retaliation, mass layoffs, plant closings, and/or employment benefits and/or those laws, statutes or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sexual harassment, sexual orientation, national origin, ancestry, handicap or disability, veteran status or any military service or application for military service or any other category protected by law, including (1) any and all claims alleging violations of the M.G.L. c. 149 (the Massachusetts Wage Act) and M.G.L. c. 151B (the Massachusetts

Anti- Discrimination Law) including without limitation all claims for past wages, overtime, bonuses, commissions, vacation and/or other benefits claimed to be due and owing Executive and any claim for retaliation; (2) any and all claims alleging violations of the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; (3) any and all claims alleging violations of Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; (4) any and all claims alleging violations of The Family and Medical Leave Act, 29 U.S.C. § 2601, et seq.; (5) any and all claims alleging violations of the Age Discrimination in Employment Act, 29 U.S. C. § 621, et seq.; (6) any and all claims alleging violations of the Fair labor Standards Act, 29 U.S.C. § 29 U.S.C. 201, et seq.; (7) any and all claims alleging violations of the Executive Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq., for entitlement to unvested benefits; (8) the Rehabilitation Act, 29 U.S.C. § 701 et seq.; (9) the Equal Pay Act; the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq.; (10) the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; and (11) any and all claims alleging violations of any other local, state or federal law, regulation or ordinance or pursuant to any common law theory of tort or contract, all as may have been amended; and any federal, state or local law or regulation concerning securities, stock or stock options, including without limitation any claims that might be brought under the Sarbanes-Oxley Act or other federal or state whistleblower protection statutes.

(i)	You expressly agree and understand that this is a General Release, and that any reference to specific Claims arising out of or in connection with Your employment and/or its termination is not intended to limit the release of Claims. You expressly agree and understand this General Release means that You are releasing, remising and discharging the Releasees from and with respect to all Claims, whether known or unknown, asserted or unasserted, and whether or not the Claims arise out of or in connection with Your employment and/or its termination, or otherwise.

(ii)	You not only release and discharge the Releasees from any and all claims as stated above that You could make on Your own behalf or on the behalf of others, but also those claims that might be made by any other person or organization on Your behalf and You specifically waive any right to recover any damage awards as a member of any class in a case in which any claims against the Releasees are made involving any matters arising out of Your employment with and/or termination of employment with the Company.

(iii)

You agree that the payments and benefits set forth in Section 3 of this Agreement, together with payments and benefits the Company previously provided to You, are complete payment, settlement, accord and satisfaction with respect to all obligations and liabilities of the Releasees to You, and with respect to all claims, causes of action and damages that could be asserted by You against the Releasees regarding Your employment or separation from employment with the Company, including, without limitation, all claims for wages, salary, commissions, draws, car allowances, incentive pay, bonuses, business expenses, vacation, stock, stock options, severance pay, attorneys’ fees, compensatory damages, exemplary damages, or other compensation, benefits, costs or sums.

(iv)	Any of the above to the contrary notwithstanding, this General Release is not intended to release any rights or obligations You have pursuant to the terms of this Separation Agreement or Your rights to enforce any provisions hereof.

b.	Employee Representations and Warranties

(i)	You represent and warrant that You have not filed or raised any external complaint, claim, charge, action, or proceeding against any of the Releasees in any jurisdiction or forum related to any claims or matters released in this Section 4, including without limitation, any complaint that might fall under the Sarbanes-Oxley Act or any other federal or state whistleblower protection act, and that You will not file any complaint or institute any legal proceedings against the Company or any of the other Releasees relating to or arising from any act or omission occurring at any time up through the date of the execution of this Agreement. You further agree that You will not directly or indirectly solicit or encourage any other individual to assert any claims against the Company or any of the other Company Releasees. You further represent and warrant that, to the best of Your knowledge, You have shared all facts or information in your possession with the Board of Directors and/or its committees relating to the Company’s preparation of its quarterly and annual financial statements and its internal controls and procedures, and that you will cooperate with any reasonable request by the Board and/or its committees and any outside advisors relating to any review of the same.

(ii)	You represent that, in connection with this Agreement, you are releasing your claims against the Company and its officers, directors, and agents arising out of the events leading to Your voluntary termination from employment.

(iii)	You also represent and warrant that You (1) have no personal knowledge of any facts or circumstances that would give you reason to believe that any of the Company’s previously filed financial or disclosure statements or certifications are incorrect or inaccurate; and (2) have no personal knowledge of any facts or circumstances not previously communicated to the Company’s Board of Directors or its Audit Committee that you believe should be investigated by the Company, the Board of Directors or the Audit Committee of the Board.

(iv)	You also represent and warrant that You have received any family and/or medical leaves to which You were entitled during Your employment, have not been retaliated or discriminated against because You took a family or medical leave or any leave protected by law or for any other reason, and have not suffered any on-the-job injury for which You have not already filed a claim.

(v)	You represent to the Company that You are not in breach of the confidentiality or non-competition provisions of the Employment Agreement.

(vi)	Nothing herein is intended to affect or limit in any fashion Your right to indemnification of and from any cost, expense or damages, including advancement of defense costs, arising from any third-party claims arising out of your service as an officer of the Company, it being the intention of the Company that You receive the same protections afforded to other officers, directors and former officers and directors of the Company under the By-Laws of the Company. The Company agrees not to amend or revise the By-Laws in the future so as to limit the scope of, or deny, the indemnification protections afforded to You under the current By-Laws.

c.	Effect of Employee Breach of General Release, Covenant Not to Sue and Indemnification and/or Representations and Warranties Provisions

Should You violate any of the provisions of the Employee’s General Release of All Claims, Covenant Not to Sue and Indemnification set forth in paragraph 4.a. above or should you have misrepresented any of the representations or breached any of the warranties contained in the Employee’s Representations and Warranties set forth in paragraph 4.b. above, the provisions of 4.d. below shall immediately become null and void and of no force and effect for any period of time as if said paragraph 4.d. never existed and You shall be subject to any and all actions, causes of action, suits of every kind as to any and all claims of whatever kind or nature, from the beginning of the world to the date hereof, whether known or unknown, suspected or unsuspected, in law or in equity, ripened or unripened, which the Company now owns or holds or has at any time previously owned or held or had against You along with all claims for anything which occurs following the execution of this Agreement. In addition, You hereby agree to indemnify and hold harmless the Company and all other Releasees of and from any damages, judgments, fines, attorneys’ fees and costs incurred by the Company and/or any other Releasee as a result of any violation, misrepresentation or breach of warranty by You.

d.	Company’s General Release of All Claims, Covenant Not to Sue and Indemnification

i.	In consideration of Your General Release of All Claims and Covenant Not to Sue, the Company hereby agrees for itself and its past and present executives, officers, directors, agents, representatives, insurers, subsidiaries, parents, affiliates, successors and assigns (jointly the “Company Releasors”), to release and forever discharge You and Your attorneys, agents, heirs, executors, administrators, successors and assigns (jointly the “Employee Releasees”) from any and all actions, causes of action, suits of every kind as to any and all claims of whatever kind or nature, from the beginning of the world to the date hereof, whether known or unknown, suspected or unsuspected, in law or in equity, ripened or unripened, which the Company Releasors now own or hold or have at any time previously owned or held or had against the Employee Releasees, including specifically, but not limited to (1) for, upon, or by reason of any cause, matter, or thing arising out of, in connection with, or in any way related to Your employment relationship with the Company; (2) any matters arising between the Employee Releasees and the Company Releasors; (3) any and all claims arising out of, relating to, or concerning, directly or indirectly, the preparation, signing or filing of incorrect, inaccurate or false reports, including without limitation SEC Forms 8-K, 10-K or 10-Q; (4) any and all rights or claims arising out of, relating to or concerning, violations of any policy of the Company or local, state or federal statute, regulation or ordinance or pursuant to any common law theory of tort or contract; and (5) any right or claim the Company Releasors may have to void, or contest the Company’s obligation to indemnify and defend You for any matter arising out of, relating to, or concerning, directly or indirectly, any act or omission by You.

ii.	The Company hereby represents that the Company Releasors, individually or jointly, have not filed any complaint or instituted any legal proceedings against You or any of the Employee Releasees in any court or local, state, federal or regulatory agency and that the Company Releasors, individually or jointly, will not file any complaint or institute any legal proceedings against You or any of the Employee Releasees concerning, relating to or arising from any claims released by the Company Releasors pursuant to this Agreement, including without limitation any act or omission occurring at any time up through the date of the execution of this Agreement. The Company further agrees that it will not directly or indirectly solicit or encourage any other individual to assert any claims against You or any other of Employee Releasees. The Company further represents, warrants and agrees that it will not act in any way or take any steps to avoid or be relieved from its obligation to indemnify and/or defend You or any of the Employee Releasees for any matter arising out of, relating to, or concerning any act or omission of Executive occurring at any time up through the date of the execution of this Agreement.

e.	Effect of Company Breach of General Release, Covenant Not to Sue and Indemnification and/or Representations and Warranties Provisions

Should the Company violate any of the provisions of the Company’s Employee’s General Release of All Claims, Covenant Not to Sue and Indemnification set forth in paragraph 4.d. above, the provisions of 4.a. above shall immediately become null and void and of no force and effect for any period of time as if said paragraph 4.a. never existed and the Company shall be subject to any and all actions, causes of action, suits of every kind as to any and all claims of whatever kind or nature, from the beginning of the world to the date hereof, whether known or unknown, suspected or unsuspected, in law or in equity, ripened or unripened, which You now own or hold or have at any time previously owned or held or had against the Company along with all claims for anything which occurs following the execution of this Agreement. In addition, the Company hereby agrees to indemnify and hold You harmless of and from any damages, judgments, fines, attorneys’ fees and costs incurred by You as a result of any violation by the Company of any of the provisions of the Company’s Employee’s General Release of All Claims, Covenant Not to Sue and Indemnification set forth in paragraph 4.d. above.

5.	Waiver of Rights and Claims under the Age Discrimination In Employment Act of 1967 and the Massachusetts Wage Act

Since You are 40 years of age or older and employed in the Commonwealth of Massachusetts, you are being informed that You have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and, if paid less in wages than the contract rate under Your Employment Agreement, You may have claims under the Massachusetts Wage Act (MWA). Accordingly, you agree that:

a.	in consideration for the amounts described in Section 3 of this Agreement allocated to Your release of any age-related claims and Wage Act claims, which You are not otherwise entitled to receive, You specifically and voluntarily waive such rights and/or claims under the ADEA and MWA you might have against the Company and all other Company Releasees to the extent such rights and/or claims arose prior to the Effective Date;

b.	You understand that rights or claims under the ADEA MWA which may arise after the Effective Date are not waived by You;

c.	You are advised to consult with or seek advice from an attorney of Your choice or any other person of Your choosing before executing this Agreement; You also are advised that you have 21 days to review this Agreement and consider its terms before signing it and that such 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement;

d.	in entering into this Agreement You are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document; and

e.

You may revoke your release of any and all age related claims under the ADEA and/or wage claims under the MWA as set forth in this Agreement for a period of seven (7) days following Your execution hereof. All rights and obligations of both parties under this Agreement, that do not relate to age related claims under the ADEA or wage claims under the MWA, shall become effective and enforceable upon execution of the Agreement. In the event you opt to revoke the Agreement with respect to Your release of any and all age related claims under the ADEA and/or wage claims under the MWA during the 7 day period, the revocation will apply only to age related claims and wage claims In such event, You will not receive any of the enhanced separation benefits specified in Section 3 above, and the Company will not be prohibited from bringing any and all actions against You for indemnification and/or contribution in connection with any claims made against the Company for acts or omissions occurring during your tenure as CEO or acting CEO of the Company or from bringing any or all counterclaims of any kind or nature against You should You bring any ADEA or MWA claims against the Company. The remaining provisions of this Agreement, however, shall remain in full force and effect, including, without limitation, Your release of all other claims against the Company and other Company Releasees as defined in paragraph 4 above. For such a revocation to be effective, it must be delivered so that the Company receives it at or before the expiration of the seven (7) day revocation period. Otherwise, the Agreement will become fully enforceable, including, without limitation, Your release of all age related and wage claims, on the 8th day following your signature.

6.	Confidentiality

You acknowledge and agree that You remain bound by the confidentiality provisions of the Employment Agreement and in the the Confidentiality Agreement executed by Zucconi and Pro-Pharmaceuticals, July 11, 2007 and referenced in said Employment Agreement. These provisions are expressly incorporated herein by reference, except to the extent disclosure of confidential information (as defined in the Employment Agreement) is expressly permitted by this Agreement.

7.	Employment Covenants

You acknowledge and agree that the provisions of Paragraphs 10,12, 13, 14, 15, 16, 17 and 18 of the Employment Agreement are expressly incorporated herein by reference and shall survive the execution of this Agreement and the termination of Your Employment Agreement, and that you will remain bound by such provisions following the execution of this Agreement.

8.	Non-disparagement

You agree that you will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any Company Releasee. The Company agrees that it will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage You or Your reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either You or the Company from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.

9.	No Other Agreements

This Agreement constitutes the entire agreement regarding the subject matters herein, including, without limitation, the termination of Your employment with the Company, the mutual general release of all claims and covenants not to sue, Your continuing work for the Company as a paid consultant and the provision of separation benefits. This Agreement supersedes all prior agreements between the Company and You, except to the extent any provision of the Employment Agreement is expressly incorporated herein.

10.	Sale of Shares

You agree that You will not sell any securities in the Company until after the date that You are no longer required to report the sale of the shares in a filing with the Securities and Exchange Commission (“Reporting Termination Date”), including without limitation under Sections 13 or 16 of the Securities Exchange Act of 1934.

You further agree that, until the Reporting Termination Date, You will not loan or pledge any securities of the Company owned by You as collateral for any indebtedness, including margin indebtedness. In addition, You agree that, currently and for a period of one year from the date of termination of Your Consulting Agreement, You will not short the company’s shares nor loan any securities of the Company owned by You to a short seller, or permit any custodian of such securities to loan them to a short seller.

You hereby confirm and acknowledge that the Company is not encouraging You to transfer any of Your shares of stock in the Company or expressing any opinion with respect to the legality of any transfer of shares by You. You further confirm and acknowledge that the Company is not providing You with any advice with respect to the legality of any transfer of shares by You or any of the taxation ramifications thereof and that You alone are responsible for obtaining independent professional advice with respect thereto by professionals of Your own choosing. You further hereby acknowledge that You will be solely responsible for any taxes due and owing from Your actions and for the defense of any actions taken against you with respect to any such transfer(s).

11.	Future Cooperation

You agree to cooperate with any reasonable request by the Company in connection with any matter with which you were involved or any existing or potential claim, investigation, administrative proceeding, lawsuit or other legal or business matter that arose during Your employment by the Company; provided, however, that such future cooperation shall not unreasonably interfere with Your subsequent employment. The Company shall pay, or reimburse You for, all reasonable out-of-pocket expenses, including but not limited to travel expenses, incurred by You in connection with any requests by the Company for your cooperation under this paragraph 11, provided that such expenses are directly related to such requests for cooperation.

12.	Other Provisions

a.	This Agreement shall not in any way be construed as an admission by either party of any liability or any act of wrongdoing.

b.	This Agreement is a legally binding document and Your signature will commit You to its terms. You represent that You have obtained legal advice in connection with this Agreement. You acknowledge that You have had an opportunity to thoroughly discuss all aspects of this Agreement with Your attorney, that You have carefully read and fully understand all of the provisions of this Agreement and that You voluntarily enter into this Agreement.

c.	This Agreement shall be binding upon the Company and You and upon its/Your respective heirs, administrators, representatives, executors, successors and assigns.

d.	You agree that each provision of this Agreement is severable and should any such provision be determined by a court of competent jurisdiction or administrative agency to be illegal or invalid, the validity of the remaining provisions shall not be affected and the illegal or invalid provisions shall be deemed not to be a part of this Agreement. However, should the any of the Release provisions in paragraph 4 of this Agreement be declared or determined by a court of competent jurisdiction or administrative agency to be illegal or invalid, the Company shall be entitled to demand immediate repayment, and you will immediately return the enhanced severance benefits, i.e., those which would not be due You but for the execution of this Agreement, paid under this Agreement. In addition, the Company’s release, covenant not to sue and indemnification of You shall be amended to void reciprocal terms.

e.	This Agreement may not be amended, revoked, changed, or modified except upon a written agreement executed by both parties.

f.	This Agreement will be interpreted and enforced under the laws of Massachusetts without giving effect to its principles on conflict of laws. In the event of a dispute arising under this Agreement, You agree that all such matters shall be submitted to binding arbitration. The binding arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitration shall take place in Boston, Massachusetts. A single Arbitrator shall be selected, and the Arbitrator shall have no authority to add to, alter, amend or refuse to enforce any portion of the Agreement. You and the Company hereby waive any and all rights to a jury trial. The Company will bear 70% of the cost of AAA fees and fees for the Arbitrator and you will bear 30% of such costs. The parties will be responsible for their own legal costs.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement under seal as of the date and year first above written.

Company,			Employee,
Pro-Pharmaceuticals, Inc.,

By:	/s/ Peter Traber		Theodore D. Zucconi
	Name:	Peter Traber, M.D.	Theodore D. Zucconi, Ph.D.
	Title:	President & CEO

IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, Theodore D. Zucconi, Ph.D., acknowledge that I was informed and understand that I have 21 days within which to consider the attached Agreement, have been advised of my right to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 21 day period.

Dated: March 31, 2011	/s/ Theodore D. Zucconi
Theodore D. Zucconi, Ph.D.

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